UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 26, 2013

ENERGY FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Energy Focus, Inc. (the "Company") held its Annual Meeting of Shareholders on September 26, 2013 in Solon, Ohio. A total of 38,654,956 shares of Common Stock, representing approximately 78.6% of the shares outstanding, were represented at the meeting. The matters voted upon and the results of the votes were as follows:

Proposal No. 1 – Election of Directors

	For	Withheld
Jennifer Cheng	19,845,531	5,787,039

Simon Cheng	19,842,456	5,790,114

John M. Davenport	19,880,668	5,751,902

J. James Finnerty	19,860,059	5,772,511

Jiangang Luo	19,855,631	5,776,939

Michael R. Ramelot	20,231,250	5,401,320

James Tu	20,282,724	5,349,846

The seven Directors listed above were elected to serve until the next annual meeting or until their respective successors are duly elected or appointed.

Proposal No. 2 – Proposal to Amend the Form of Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 150 million

For	Against	Abstain
33,914,571	4,688,430	51,955

Proposal No. 3 – Approval of the 2013 Employee Stock Purchase Plan

For	Against	Abstain
23,903,329	1,678,719	50,522

Proposal No. 5 – Approval on an advisory basis of the compensation of Named Executive Officers

For	Against	Abstain
23,423,443	1,985,538	223,589

Proposal No. 6 – Approval on an advisory basis of the frequency of future advisory votes on Executive Compensation

1 Year	2 Years	3 Years	Abstain
4,262,256	20,024,353	185,980	1,159,981

The shareholders approved all proposals, and approved on an advisory basis that the frequency of future advisory votes on Executive Compensation should occur every 2 years. The Company’s Proxy Statement for the Meeting filed with the Securities and Exchange Commission on August 16, 2013 and amendment filed on August 29, 2013 provides more information about these proposals and the vote required for approval for each of them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2013

ENERGY FOCUS, INC.

By:	/s/ Frank Lamanna
Name:	Frank Lamanna
Title:	Chief Financial Officer